EXHIBIT 99.1

For Immediate Release

Contact:
Investors:
Alan Magleby
410-454-5249
afmagleby@leggmason.com

Media:
Mary Athridge
212-805-6035
mkathridge@leggmason.com

LEGG MASON ANNOUNCES REPURCHASE AGREEMENT WITH SHANDA ASSET MANAGEMENT

BALTIMORE, MD – December 22, 2017 – Legg Mason, Inc. (NYSE: LM) today announced that the Company has entered into an agreement with Shanda Asset Management Investment Limited to repurchase the 5,567,653 shares of the Company’s common stock beneficially owned by Shanda.  The Company agreed to repurchase the shares for $40.50 per share in a private transaction.

The aggregate purchase of $225.5 million is effectively an acceleration of the Company’s authorized repurchase program for the next three quarters and, as a result, the Company will not repurchase shares in the market prior to the December 2018 quarter.

Until October 2018, the Company will apply funds that otherwise would have been allocated to share repurchases to pay down amounts that were drawn under the Company’s revolving credit line in connection with the repurchase of shares from Shanda.

About Legg Mason

Legg Mason is a global asset management firm with $763 billion in assets under management as of November 30, 2017. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

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